KEYCORP REPORTS FIRST QUARTER 2018 NET INCOME OF $402 MILLION,
OR $.38 PER COMMON SHARE

First quarter results reflect solid underlying trends in core businesses and ongoing benefits from recent investments

CLEVELAND, April 19, 2018 - KeyCorp (NYSE: KEY) today announced first quarter net income from continuing operations attributable to Key common shareholders of $402 million, or $.38 per common share, compared to $181 million, or $.17 per common share, for the fourth quarter of 2017 and $296 million, or $.27 per common share, for the first quarter of 2017. Key's reported results in the fourth quarter of 2017 included merger-related charges and the estimated impact of tax reform and related actions, resulting in a net impact of $.19 per common share. Key's results in the first quarter of 2017 included merger-related charges, resulting in an impact of $.05 per common share.

Selected Financial Highlights

dollars in millions, except per share data				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Income (loss) from continuing operations attributable to Key common shareholders	$402	$181	$296	122.1%	35.8%
Income (loss) from continuing operations attributable to Key common shareholders per common share — assuming dilution	.38	.17	.27	123.5	40.7
Return on average tangible common equity from continuing operations (a)	14.89%	6.35%	10.98%	N/A	N/A
Return on average total assets from continuing operations	1.25	.57	.99	N/A	N/A
Common Equity Tier 1 ratio (b)	10.03	10.16	9.91	N/A	N/A
Book value at period end	$13.07	$13.09	$12.71	(.2)%	2.8%
Net interest margin (TE) from continuing operations	3.15%	3.09%	3.13%	N/A	N/A

(a)
The table entitled “GAAP to Non-GAAP Reconciliations” in the attached financial supplement presents the computations of certain financial measures related to “Return on average tangible common equity from continuing operations.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons.

(b)	3/31/2018 ratio is estimated.
TE = Taxable Equivalent, N/A = Not Applicable

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

INCOME STATEMENT HIGHLIGHTS

Revenue

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Net interest income (TE)	$952	$952	$929	—	2.5%
Noninterest income	601	656	577	(8.4)%	4.2
Total revenue	$1,553	$1,608	$1,506	(3.4)%	3.1%

TE = Taxable Equivalent

Taxable-equivalent net interest income was $952 million for the first quarter of 2018, and the net interest margin was 3.15%, compared to taxable-equivalent net interest income of $929 million and a net interest margin of 3.13% for the first quarter of 2017, reflecting the benefit from higher interest rates and low deposit betas. First quarter 2018 net interest income included $33 million of purchase accounting accretion, a decline of $20 million from the first quarter of 2017.

Compared to the fourth quarter of 2017, taxable-equivalent net interest income was stable, and the net interest margin increased by six basis points. Both net interest income and the net interest margin benefited from higher interest rates and Key’s asset sensitive balance sheet position, as well as an expected reduction from elevated liquidity levels in the fourth quarter. These benefits were offset by two fewer days in the first quarter of 2018, a lower taxable-equivalent adjustment resulting from the Tax Cuts and Jobs Act, and a decline in purchase accounting accretion.

Excluding purchase accounting accretion, taxable-equivalent net interest income increased $43 million from the first quarter of 2017 and increased $5 million compared to the fourth quarter of 2017.

Noninterest Income

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Trust and investment services income	$133	$131	$135	1.5%	(1.5)%
Investment banking and debt placement fees	143	200	127	(28.5)	12.6
Service charges on deposit accounts	89	89	87	—	2.3
Operating lease income and other leasing gains	32	27	23	18.5	39.1
Corporate services income	62	56	54	10.7	14.8
Cards and payments income	62	77	65	(19.5)	(4.6)
Corporate-owned life insurance income	32	37	30	(13.5)	6.7
Consumer mortgage income	7	7	6	—	16.7
Mortgage servicing fees	20	17	18	17.6	11.1
Other income	21	15	32	40.0	(34.4)
Total noninterest income	$601	$656	$577	(8.4)%	4.2%

N/M = Not meaningful

Key’s noninterest income was $601 million for the first quarter of 2018, compared to $577 million for the year-ago quarter. In the first quarter of 2018, Key benefited from investments in several fee-based businesses. The largest driver year-over-year was an increase in investment banking and debt placement fees, related to the Cain Brothers acquisition, as well as strength across the company's capital markets platform. In the first quarter of 2018, commercial mortgage banking and mergers and acquisitions advisory fees contributed to the strong performance. Operating lease income and other leasing gains also contributed to the increase, up $9 million from the year-ago period, driven by higher originations, and corporate services income grew $8 million related to higher loan and derivative trading income. These increases were partially offset by a decline in other income.

Compared to the fourth quarter of 2017, noninterest income decreased by $55 million. The decline was largely due to seasonal impacts in several fee income categories, including investment banking and debt

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

placement fees, cards and payments income, and corporate-owned life insurance. Investment banking and debt placement fees declined from record results in the fourth quarter of 2017, though still reported a record first quarter for the business. These declines were partially offset by increases in other income, as well as operating lease income and other leasing gains related to higher originations.

Noninterest Expense

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Personnel expense	$594	$608	$556	(2.3)%	6.8%
Nonpersonnel expense	412	490	457	(15.9)	(9.8)
Total noninterest expense	$1,006	$1,098	$1,013	(8.4)	(.7)

Notable items (a)	—	85	81	N/M	N/M
Total noninterest expense excluding notable items	$1,006	$1,013	$932	(.7)%	7.9%

N/M = Not meaningful

(a)
Notable items for the fourth quarter of 2017 includes $56 million of merger-related charges and $29 million of estimated impacts of tax reform and related actions. Notable items for the first quarter of 2017 includes $81 million of merger-related charges. See the table entitled “GAAP to Non-GAAP Reconciliations” in the attached financial supplement which presents the computations of certain financial measures related to “notable items.”

Key’s noninterest expense was $1 billion for the first quarter of 2018, compared to $932 million, excluding notable items in the year-ago period. The year-over-year increase was primarily related to higher personnel costs, largely due to recent acquisitions, as well as accelerated technology investments and higher performance-based compensation. Higher marketing expense, operating lease expense, and intangible amortization expense drove the increase in nonpersonnel expense, but was partially offset by lower occupancy and other expense.

Noninterest expense decreased $7 million from the fourth quarter of 2017, excluding notable items in the prior period. Personnel expense reflected seasonally high employee benefits expense, as well as the aforementioned accelerated technology investments. These increases were more than offset by lower incentive compensation compared to the prior quarter, as well as lower nonpersonnel expense related to lower business services and professional fees, a seasonal decline in marketing expense, and a continued reduction in net occupancy expense.

BALANCE SHEET HIGHLIGHTS

Average Loans

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Commercial and industrial (a)	$42,733	$41,289	$40,002	3.5%	6.8%
Other commercial loans	20,705	21,040	22,175	(1.6)	(6.6)
Home equity loans	11,877	12,128	12,611	(2.1)	(5.8)
Other consumer loans	11,612	11,549	11,345.5		2.4
Total loans	$86,927	$86,006	$86,133	1.1%	.9%

(a)
Commercial and industrial average loan balances include $120 million, $119 million, and $114 million of assets from commercial credit cards at March 31, 2018, December 31, 2017, and March 31, 2017, respectively.

Average loans were $86.9 billion for the first quarter of 2018, an increase of $794 million compared to the first quarter of 2017, reflecting broad-based growth in commercial and industrial loans with middle-market clients, as well as strength in auto lending, as the company expands into existing geographies and dealer relationships. In addition, reductions in commercial real estate loans over the past year reflect significantly higher debt placements and paydowns.

Compared to the fourth quarter of 2017, average loans increased by $921 million, largely the result of growth in commercial and industrial loans. Key realized growth across commercial client segments, with commercial and industrial loans up 2% in the Community Bank and 5% in the Corporate Bank, unannualized.

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Average Deposits

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Non-time deposits	$90,719	$92,251	$91,745	(1.7)%	(1.1)%
Certificates of deposit ($100,000 or more)	6,972	6,776	5,627	2.9	23.9
Other time deposits	4,865	4,771	4,706	2.0	3.4
Total deposits	$102,556	$103,798	$102,078	(1.2)%	.5%

Cost of total deposits	.36%	.31%	.23%	N/A	N/A

N/A = Not Applicable

Average deposits totaled $102.6 billion for the first quarter of 2018, an increase of $478 million compared to the year-ago quarter. Certificates of deposits and other time deposits increased $1.5 billion, reflecting strength in Key’s retail banking franchise and growth from commercial relationships. Additionally, consumer noninterest-bearing balances grew 10% from the prior year. NOW and money-market deposit accounts declined $792 million, partially driven by a shift to higher-yielding deposit products and the managed exit of certain higher cost corporate and public sector deposits.

Compared to the fourth quarter of 2018, average deposits decreased by $1.2 billion, driven by a decline in noninterest-bearing deposits, which were elevated during the fourth quarter of 2017 due to short-term escrows and seasonal deposit inflows. This decline was partially offset by growth in consumer noninterest-bearing deposits.

ASSET QUALITY

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Net loan charge-offs	$54	$52	$58	3.8%	(6.9)%
Net loan charge-offs to average total loans	.25%	.24%	.27%	N/A	N/A
Nonperforming loans at period end (a)	$541	$503	$573	7.6	(5.6)
Nonperforming assets at period end (a)	569	534	623	6.6	(8.7)
Allowance for loan and lease losses	881	877	870.5		1.3
Allowance for loan and lease losses to nonperforming loans (a)	162.8%	174.4%	151.8%	N/A	N/A
Provision for credit losses	$61	$49	$63	24.5%	(3.2)%

(a)	Nonperforming loan balances exclude $690 million, $738 million, and $812 million of purchased credit impaired loans at March 31, 2018, December 31, 2017, and March 31, 2017, respectively.
N/A = Not Applicable

Key’s provision for credit losses was $61 million for the first quarter of 2018, compared to $63 million for the first quarter of 2017 and $49 million for the fourth quarter of 2017. Key’s allowance for loan and lease losses was $881 million, or 1.00% of total period-end loans, at March 31, 2018, compared to 1.01% at March 31, 2017, and 1.01% at December 31, 2017.

Net loan charge-offs for the first quarter of 2018 totaled $54 million, or .25% of average total loans. These results compare to $58 million, or .27%, for the first quarter of 2017, and $52 million, or .24%, for the fourth quarter of 2018.

At March 31, 2018, Key’s nonperforming loans totaled $541 million, which represented .61% of period-end portfolio loans. These results compare to .67% at March 31, 2017, and .58% at December 31, 2017. Nonperforming assets at March 31, 2018, totaled $569 million, and represented .65% of period-end portfolio loans and OREO and other nonperforming assets. These results compare to .72% at March 31, 2017, and .62% at December 31, 2017.

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

CAPITAL

Key’s estimated risk-based capital ratios included in the following table continued to exceed all “well-capitalized” regulatory benchmarks at March 31, 2018.

Capital Ratios

	3/31/2018	12/31/2017	3/31/2017
Common Equity Tier 1 (a)	10.03%	10.16%	9.91%
Tier 1 risk-based capital (a)	10.84	11.01	10.74
Total risk based capital (a)	12.75	12.92	12.69
Tangible common equity to tangible assets (b)	8.22	8.23	8.51
Leverage (a)	9.84	9.73	9.81

(a)	3/31/2018 ratio is estimated.

(b)
The table entitled “GAAP to Non-GAAP Reconciliations” in the attached financial supplement presents the computations of certain financial measures related to “tangible common equity.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons. See below for further information on the Regulatory Capital Rules.

Key's capital position remained strong in the first quarter. As shown in the preceding table, at March 31, 2018, Key’s estimated Common Equity Tier 1 and Tier 1 risk-based capital ratios stood at 10.03% and 10.84%, respectively. Key's tangible common equity ratio was 8.22% at March 31, 2018.

As a “standardized approach” banking organization, Key’s mandatory compliance with the final Basel III capital framework for U.S. banking organizations (the “Regulatory Capital Rules”) began on January 1, 2015, subject to transitional provisions extending to January 1, 2019. Key’s estimated Common Equity Tier 1 ratio as calculated under the fully phased-in Regulatory Capital Rules was 9.88% at March 31, 2018. This estimate exceeds the fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer of 7.00%.

Summary of Changes in Common Shares Outstanding

in thousands				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Shares outstanding at beginning of period	1,069,084	1,079,039	1,079,314	(.9)%	(.9)%
Open market repurchases and return of shares under employee compensation plans	(9,399)	(10,617)	(8,673)	(11.5)	8.4
Shares issued under employee compensation plans (net of cancellations)	5,254	662	6,270	693.7	(16.2)
Common Shares exchanged for Series A Preferred Stock	—	—	20,568	N/M	N/M
Shares outstanding at end of period	1,064,939	1,069,084	1,097,479	(.4)%	(3.0)%

N/M = Not Meaningful

Consistent with Key's 2017 Capital Plan, during the first quarter of 2018, Key declared a dividend of $.105 per common share, and completed $199 million of common share repurchases during the quarter. These repurchases included $156 million of common share repurchases in the open market and $43 million of share repurchases related to employee equity compensation programs.

LINE OF BUSINESS RESULTS

The following table shows the contribution made by each major business segment to Key’s taxable-equivalent revenue from continuing operations and income (loss) from continuing operations attributable to Key for the periods presented. For more detailed financial information pertaining to each business segment, see the tables at the end of this release.

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Major Business Segments

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Revenue from continuing operations (TE)
Key Community Bank	$973	$972	$905.1%		7.5%
Key Corporate Bank	559	605	578	(7.6)	(3.3)
Other Segments	22	30	29	(26.7)	(24.1)
Total segments	1,554	1,607	1,512	(3.3)	2.8
Reconciling Items	(1)	1	(6)	N/M	N/M
Total	$1,553	$1,608	$1,506	(3.4)%	3.1%

Income (loss) from continuing operations attributable to Key
Key Community Bank	$196	$151	$147	29.8%	33.3%
Key Corporate Bank	207	222	180	(6.8)	15.0
Other Segments	19	50	21	(62.0)	(9.5)
Total segments	422	423	348	(.2)	21.3
Reconciling Items (a)	(6)	(228)	(24)	N/M	N/M
Total	$416	$195	$324	113.3%	28.4%

(a)
Reconciling items consists primarily of the unallocated portion of merger-related charges, certain estimated impacts of tax reform, and items not allocated to the business segments because they do not reflect their normal operations.

TE = Taxable Equivalent, N/M = Not Meaningful

Key Community Bank

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Summary of operations
Net interest income (TE)	$688	$674	$628	2.1%	9.6%
Noninterest income	285	298	277	(4.4)	2.9
Total revenue (TE)	973	972	905.1		7.5
Provision for credit losses	48	57	46	(15.8)	4.3
Noninterest expense	668	677	625	(1.3)	6.9
Income (loss) before income taxes (TE)	257	238	234	8.0	9.8
Allocated income taxes (benefit) and TE adjustments	61	87	87	(29.9)	(29.9)
Net income (loss) attributable to Key	$196	$151	$147	29.8%	33.3%

Average balances
Loans and leases	$47,680	$47,405	$47,085.6%		1.3%
Total assets	51,681	51,471	51,063.4		1.2
Deposits	79,945	80,352	79,148	(.5)	1.0

Assets under management at period end	$39,003	$39,588	$37,417	(1.5)%	4.2%

TE = Taxable Equivalent

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Additional Key Community Bank Data

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Noninterest income
Trust and investment services income	$104	$98	$98	6.1%	6.1%
Service charges on deposit accounts	76	76	75	—	1.3
Cards and payments income	51	67	55	(23.9)	(7.3)
Other noninterest income	54	57	49	(5.3)	10.2
Total noninterest income	$285	$298	$277	(4.4)%	2.9%

Average deposit balances
NOW and money market deposit accounts	$44,291	$44,415	$44,780	(.3)%	(1.1)%
Savings deposits	5,056	5,090	5,268	(.7)	(4.0)
Certificates of deposit ($100,000 or more)	4,961	4,628	3,879	7.2	27.9
Other time deposits	4,856	4,765	4,692	1.9	3.5
Noninterest-bearing deposits	20,781	21,454	20,529	(3.1)	1.2
Total deposits	$79,945	$80,352	$79,148	(.5)%	1.0%

Home equity loans
Average balance	$11,763	$12,005	$12,456
Combined weighted-average loan-to-value ratio (at date of origination)	70%	70%	70%
Percent first lien positions	60	60	60

Other data
Branches	1,192	1,197	1,216
Automated teller machines	1,569	1,572	1,594

Key Community Bank Summary of Operations (1Q18 vs. 1Q17)

•	Positive operating leverage compared to prior year

•	Net income increased $49 million, or 33.3%, from prior year

•	Average commercial and industrial loans increased $1.1 billion, or 6.1%, from the prior year

Key Community Bank recorded net income attributable to Key of $196 million for the first quarter of 2018, compared to $147 million for the year-ago quarter, benefiting from momentum in Key's core businesses, First Niagara related synergies, and a lower tax rate as a result of tax reform.

Taxable-equivalent net interest income increased by $60 million, or 9.6%, from the first quarter of 2017. The increase was primarily attributable to the benefit from higher interest rates and growth in loans. Average loans and leases increased $595 million, or 1.3%, largely driven by a $1.1 billion, or 6.1%, increase in commercial and industrial loans. Additionally, average deposits increased $797 million, or 1.0%, from one year ago.

Noninterest income increased $8 million, or 2.9%, from the year-ago quarter, driven by higher assets under management from market growth, as well as increases across several fee categories.

The provision for credit losses increased by $2 million, or 4.3%, from the first quarter of 2017. Net loan charge-offs were flat from the first quarter of 2017, as overall credit quality was stable.

Noninterest expense increased $43 million, or 6.9%, from the year-ago quarter. Personnel expense increased $17 million, primarily driven by recent acquisitions and ongoing investments, including residential mortgage and HelloWallet. Nonpersonnel expense increased by $26 million, driven by technology development costs, marketing expenses, higher volume-related expenses, and the impact of recent acquisitions, including HelloWallet and merchant services.

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Key Corporate Bank

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Summary of operations
Net interest income (TE)	$272	$284	$304	(4.2)%	(10.5)%
Noninterest income	287	321	274	(10.6)	4.7
Total revenue (TE)	559	605	578	(7.6)	(3.3)
Provision for credit losses	14	(6)	18	N/M	(22.2)
Noninterest expense	314	354	304	(11.3)	3.3
Income (loss) before income taxes (TE)	231	257	256	(10.1)	(9.8)
Allocated income taxes and TE adjustments	24	35	76	(31.4)	(68.4)
Net income (loss) attributable to Key	$207	$222	$180	(6.8)%	15.0%

Average balances
Loans and leases	$38,260	$37,460	$37,688	2.1%	1.5%
Loans held for sale	1,118	1,345	1,097	(16.9)	1.9
Total assets	45,549	44,504	44,124	2.3	3.2
Deposits	20,815	21,558	21,002	(3.4)	(.9)

TE = Taxable Equivalent, N/M = Not Meaningful

Additional Key Corporate Bank Data

dollars in millions				Change 1Q18 vs.
	1Q18	4Q17	1Q17	4Q17	1Q17
Noninterest income
Trust and investment services income	$29	$33	$37	(12.1)%	(21.6)%
Investment banking and debt placement fees	141	195	124	(27.7)	13.7
Operating lease income and other leasing gains	27	25	21	8.0	28.6

Corporate services income	43	40	38	7.5	13.2
Service charges on deposit accounts	13	13	12	—	8.3
Cards and payments income	11	10	9	10.0	22.2
Payments and services income	67	63	59	6.3	13.6

Mortgage servicing fees	17	14	16	21.4	6.3
Other noninterest income	6	(9)	17	N/M	(64.7)
Total noninterest income	$287	$321	$274	(10.6)%	4.7%

N/M = Not Meaningful
Key Corporate Bank Summary of Operations (1Q18 vs. 1Q17)

•	Commercial and industrial loans up $1.7 billion, or 7.9%, from prior year

•	Investment banking and debt placement fees up $17 million, or 14%, from prior year

•	Net income up $27 million, or 15.0%, from prior year

            Key Corporate Bank recorded net income attributable to Key of $207 million for the first quarter of 2018, compared to $180 million for the same period one year ago.

            Taxable-equivalent net interest income decreased by $32 million, or 10.5%, compared to the first quarter of 2017, $7 million of which was related to lower purchase accounting accretion, with the remaining due to lower spreads on earning assets. Average loan and lease balances increased $572 million, or 1.5%, from the year-ago quarter, driven by growth in commercial and industrial loans. Average deposit balances decreased $187 million, or .9%, from the year-ago quarter, driven by the managed exit of higher cost corporate and public sector deposits.

            Noninterest income was up $13 million, or 4.7%, from the prior year. This increase was largely due to higher investment banking and debt placement fees, which were up $17 million, related to the acquisition of Cain Brothers, as well as continued growth in the core Key franchise. Operating lease income and other

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

leasing gains increased $6 million due higher originations, and corporate services income increased $5 million, mostly due to higher derivatives revenue. These increases were partially offset by a decline in other noninterest income of $11 million, related to lower gains from certain real estate investments.

            During the first quarter of 2018, the provision for credit losses decreased $4 million, or 22.2%, and net loan charge-offs declined $3 million, compared to the first quarter of 2017, related to improving credit quality in the overall portfolio.

            Noninterest expense increased by $10 million, or 3.3%, from the first quarter of 2017. The increase from the prior year was largely driven by higher operating lease expense and intangible asset amortization.

Other Segments

Other Segments consist of Corporate Treasury, Key’s Principal Investing unit, and various exit portfolios. Other Segments generated net income attributable to Key of $19 million for the first quarter of 2018, compared to $21 million for the same period last year.

*****

KeyCorp's roots trace back 190 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation’s largest bank-based financial services companies, with assets of approximately $137.0 billion at March 31, 2018.

Key provides deposit, lending, cash management, insurance, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of approximately 1,200 branches and more than 1,500 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

CONTACTS:

ANALYSTS	MEDIA
Vernon L. Patterson	Jack Sparks
216.689.0520	720.904.4554
Vernon_Patterson@KeyBank.com	Jack_Sparks@KeyBank.com
Twitter: @keybank_news
Kelly L. Dillon
216.689.3133
Kelly_L_Dillon@KeyBank.com

Melanie S. Misconish
216.689.4545
Melanie_S_Misconish@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal,” “objective,” “plan,” “expect,” “assume,” “anticipate,” “intend,” “project,” “believe,” “estimate,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results, or aspirations. Forward-looking statements, by their nature, are subject to assumptions, risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause Key’s actual results to differ from those described in the forward-looking statements can be found in KeyCorp’s Form 10-K for the year ended December 31, 2017, as well as in KeyCorp’s subsequent SEC filings, all of which have been filed with the Securities and Exchange Commission (the “SEC”) and are available on Key’s website (www.key.com/ir) and on the SEC’s website (www.sec.gov). These factors may include, among others: deterioration of commercial real estate market fundamentals, adverse changes in credit quality trends, declining asset prices, a reversal of the U.S. economic recovery due to financial, political, or other shocks, and the extensive regulation of the U.S. financial services industry. Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances.

Notes to Editors:
A live Internet broadcast of KeyCorp’s conference call to discuss quarterly results and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at https://www.key.com/ir at 9:00 a.m. ET, on Thursday, April 19, 2018. An audio replay of the call will be available through April 29, 2018.

For up-to-date company information, media contacts, and facts and figures about Key’s lines of business, visit our Media Newsroom at https://www.key.com/newsroom.

*****

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

KeyCorp
First Quarter 2018
Financial Supplement

Page
12	Financial Highlights
14	GAAP to Non-GAAP Reconciliation
17	Consolidated Balance Sheets
18	Consolidated Statements of Income
19	Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations
20	Noninterest Expense
20	Personnel Expense
21	Loan Composition
21	Loans Held for Sale Composition
21	Summary of Changes in Loans Held for Sale
22	Summary of Loan and Lease Loss Experience From Continuing Operations
23	Asset Quality Statistics From Continuing Operations
23	Summary of Nonperforming Assets and Past Due Loans From Continuing Operations
23	Summary of Changes in Nonperforming Loans From Continuing Operations
24	Line of Business Results

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Financial Highlights
(dollars in millions, except per share amounts)
	Three months ended
	3/31/2018	12/31/2017	3/31/2017
Summary of operations
Net interest income (TE)	$952	$952	$929
Noninterest income	601	656	577
Total revenue (TE)	1,553	1,608	1,506
Provision for credit losses	61	49	63
Noninterest expense	1,006	1,098	1,013
Income (loss) from continuing operations attributable to Key	416	195	324
Income (loss) from discontinued operations, net of taxes (a)	2	1	—
Net income (loss) attributable to Key	418	196	324

Income (loss) from continuing operations attributable to Key common shareholders	402	181	296
Income (loss) from discontinued operations, net of taxes (a)	2	1	—
Net income (loss) attributable to Key common shareholders	404	182	296

Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.38	$.17	$.28
Income (loss) from discontinued operations, net of taxes (a)	—	—	—
Net income (loss) attributable to Key common shareholders (b)	.38	.17	.28

Income (loss) from continuing operations attributable to Key common shareholders — assuming dilution	.38	.17	.27
Income (loss) from discontinued operations, net of taxes — assuming dilution (a)	—	—	—
Net income (loss) attributable to Key common shareholders — assuming dilution (b)	.38	.17	.27

Cash dividends declared	.105	.105	.085
Book value at period end	13.07	13.09	12.71
Tangible book value at period end	10.35	10.35	10.21
Market price at period end	19.55	20.17	17.78

Performance ratios
From continuing operations:
Return on average total assets	1.25%	.57%	.99%
Return on average common equity	11.76	5.04	8.76
Return on average tangible common equity (c)	14.89	6.35	10.98
Net interest margin (TE)	3.15	3.09	3.13
Cash efficiency ratio (c)	62.9	66.7	65.8

From consolidated operations:
Return on average total assets	1.24%	.57%	.98%
Return on average common equity	11.82	5.07	8.76
Return on average tangible common equity (c)	14.97	6.39	10.98
Net interest margin (TE)	3.13	3.07	3.11
Loan to deposit (d)	86.9	84.4	85.6

Capital ratios at period end
Key shareholders’ equity to assets	10.90%	10.91%	11.14%
Key common shareholders’ equity to assets	10.16	10.17	10.37
Tangible common equity to tangible assets (c)	8.22	8.23	8.51
Common Equity Tier 1 (e)	10.03	10.16	9.91
Tier 1 risk-based capital (e)	10.84	11.01	10.74
Total risk-based capital (e)	12.75	12.92	12.69
Leverage (e)	9.84	9.73	9.81

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Financial Highlights (continued)
(dollars in millions)
	Three months ended
	3/31/2018	12/31/2017	3/31/2017
Asset quality — from continuing operations
Net loan charge-offs	$54	$52	$58
Net loan charge-offs to average loans	.25%	.24%	.27%
Allowance for loan and lease losses	$881	$877	$870
Allowance for credit losses	941	934	918
Allowance for loan and lease losses to period-end loans	1.00%	1.01%	1.01%
Allowance for credit losses to period-end loans	1.07	1.08	1.07
Allowance for loan and lease losses to nonperforming loans (f)	162.8	174.4	151.8
Allowance for credit losses to nonperforming loans (f)	173.9	185.7	160.2
Nonperforming loans at period end (f)	$541	$503	$573
Nonperforming assets at period end (f)	569	534	623
Nonperforming loans to period-end portfolio loans (f)	.61%	.58%	.67%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets (f)	.65	.62	.72

Trust assets
Assets under management	$39,003	$39,588	$37,417

Other data
Average full-time equivalent employees	18,540	18,379	18,386
Branches	1,192	1,197	1,216

Taxable-equivalent adjustment	$8	$14	$11

(a)
In April 2009, management decided to wind down the operations of Austin Capital Management, Ltd., a subsidiary that specialized in managing hedge fund investments for institutional customers. In September 2009, management decided to discontinue the education lending business conducted through Key Education Resources, the education payment and financing unit of KeyBank National Association.

(b)	Earnings per share may not foot due to rounding.

(c)
The following table entitled “GAAP to Non-GAAP Reconciliations” presents the computations of certain financial measures related to “tangible common equity” and “cash efficiency.” The table reconciles the GAAP performance measures to the corresponding non-GAAP measures, which provides a basis for period-to-period comparisons. For further information on the Regulatory Capital Rules, see the “Capital” section of this release.

(d)	Represents period-end consolidated total loans and loans held for sale divided by period-end consolidated total deposits.

(e)	March 31, 2018, ratio is estimated.

(f)	Nonperforming loan balances exclude $690 million, $738 million, and $812 million of purchased credit impaired loans at March 31, 2018, December 31, 2017, and March 31, 2017, respectively.

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

GAAP to Non-GAAP Reconciliations
(dollars in millions)

The table below presents certain non-GAAP financial measures related to “tangible common equity,” “return on average tangible common equity,” “Common Equity Tier 1,” “pre-provision net revenue,” certain financial measures excluding merger-related charges and/or other notable items, and “cash efficiency ratio.”

Notable items include certain revenue or expense items that may occur in a reporting period which management does not consider indicative of ongoing financial performance. Management believes it is useful to consider certain financial metrics with and without merger-related charges and/or other notable items, including the impact of tax reform and related actions, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.

The tangible common equity ratio and the return on average tangible common equity ratio have been a focus for some investors, and management believes these ratios may assist investors in analyzing Key’s capital position without regard to the effects of intangible assets and preferred stock. Traditionally, the banking regulators have assessed bank and bank holding company capital adequacy based on both the amount and the composition of capital, the calculation of which is prescribed in federal banking regulations. In October 2013, the federal banking regulators published the final Basel III capital framework for U.S. banking organizations (the “Regulatory Capital Rules”). The Regulatory Capital Rules require higher and better-quality capital and introduced a new capital measure, “Common Equity Tier 1,” a non-GAAP financial measure. The mandatory compliance date for Key as a “standardized approach” banking organization began on January 1, 2015, subject to transitional provisions extending to January 1, 2019.

The table also shows the computation for pre-provision net revenue, which is not formally defined by GAAP. Management believes that eliminating the effects of the provision for credit losses makes it easier to analyze the results by presenting them on a more comparable basis.

As previously disclosed, we no longer recognize merger-related charges beginning in the first quarter of 2018. Prior to that, Key recognized merger-related charges as a result of its purchase of First Niagara on August 1, 2016. The definitive agreement and plan of merger to acquire First Niagara was originally announced on October 30, 2015. As a result of this transaction, Key had recognized merger-related charges. For the first and fourth quarters of 2017, merger-related charges were included in the total for "notable items." The table below shows the computation of earnings per share excluding notable items, pre-provision net revenue excluding notable items, return on average tangible common equity excluding notable items, cash efficiency ratio excluding notable items, and return on average assets from continuing operations excluding notable items. Management believes that eliminating the effects of the merger-related charges and other notable items makes it easier to analyze the results by presenting them on a more comparable basis.

The cash efficiency ratio is a ratio of two non-GAAP performance measures. As such, there is no directly comparable GAAP performance measure. The cash efficiency ratio performance measure removes the impact of Key’s intangible asset amortization from the calculation. The table below also shows the computation for the cash efficiency ratio excluding merger-related charges. Management believes these ratios provide greater consistency and comparability between Key’s results and those of its peer banks. Additionally, these ratios are used by analysts and investors as they develop earnings forecasts and peer bank analysis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by investors to evaluate a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

	Three months ended
	3/31/2018	12/31/2017	3/31/2017
Tangible common equity to tangible assets at period-end
Key shareholders’ equity (GAAP)	$14,944	$15,023	$14,976
Less: Intangible assets (a)	2,902	2,928	2,751
Preferred Stock (b)	1,009	1,009	1,009
Tangible common equity (non-GAAP)	$11,033	$11,086	$11,216
Total assets (GAAP)	$137,049	$137,698	$134,476
Less: Intangible assets (a)	2,902	2,928	2,751
Tangible assets (non-GAAP)	$134,147	$134,770	$131,725
Tangible common equity to tangible assets ratio (non-GAAP)	8.22%	8.23%	8.51%
Earnings per common share (EPS) excluding notable items
EPS from continuing operations attributable to Key common shareholders — assuming dilution	$.38	$.17	$.27
Plus: EPS impact of notable items	—	.19	.05
EPS from continuing operations attributable to Key common shareholders excluding notable items (non-GAAP)	$.38	$.36	$.32
Notable items
Merger-related charges	—	$(56)	$(81)
Estimated impacts of tax reform and related actions	—	(30)	—
Total notable items	—	$(86)	$(81)
Income taxes	—	(26)	(30)
Reevaluation of certain tax related assets	—	147	—
Total notable items, after tax	—	$(207)	$(51)

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

GAAP to Non-GAAP Reconciliations (continued)
(dollars in millions)
		Three months ended
		3/31/2018	12/31/2017	3/31/2017
Pre-provision net revenue
Net interest income (GAAP)		$944	$938	$918
Plus:	Taxable-equivalent adjustment	8	14	11
	Noninterest income	601	656	577
Less:	Noninterest expense	1,006	1,098	1,013
	Pre-provision net revenue from continuing operations (non-GAAP)	$547	$510	$493
Plus:	Notable items	—	86	81
	Pre-provision net revenue from continuing operations excluding notable items (non-GAAP)	$547	$596	$574
Average tangible common equity
Average Key shareholders’ equity (GAAP)		$14,889	$15,268	$15,184
Less:	Intangible assets (average) (c)	2,916	2,939	2,772
	Preferred Stock (average)	1,025	1,025	1,480
	Average tangible common equity (non-GAAP)	$10,948	$11,304	$10,932
Return on average tangible common equity from continuing operations
Net income (loss) from continuing operations attributable to Key common shareholders (GAAP)		$402	$181	$296
Plus:	Notable items, after tax	—	207	51
Net income (loss) from continuing operations attributable to Key common shareholders excluding notable items (non-GAAP)		$402	$388	$347
Average tangible common equity (non-GAAP)		10,948	11,304	10,932

Return on average tangible common equity from continuing operations (non-GAAP)		14.89%	6.35%	10.98%
Return on average tangible common equity from continuing operations excluding notable items (non-GAAP)		14.89	13.62	12.87
Return on average tangible common equity consolidated
Net income (loss) attributable to Key common shareholders (GAAP)		$404	$182	$296
Average tangible common equity (non-GAAP)		10,948	11,304	10,932

Return on average tangible common equity consolidated (non-GAAP)		14.97%	6.39%	10.98%
Cash efficiency ratio
Noninterest expense (GAAP)		$1,006	$1,098	$1,013
Less:	Intangible asset amortization	29	26	22
	Adjusted noninterest expense (non-GAAP)	977	1,072	991
Less:	Notable items	—	85	81
	Adjusted noninterest expense excluding notable items (non-GAAP)	$977	$987	$910
Net interest income (GAAP)		$944	$938	$918
Plus:	Taxable-equivalent adjustment	8	14	11
	Noninterest income	601	656	577
	Total taxable-equivalent revenue (non-GAAP)	1,553	1,608	1,506
Plus:	Notable items	—	1	—
	Adjusted total taxable-equivalent revenue excluding notable items (non-GAAP)	$1,553	$1,609	$1,506

Cash efficiency ratio (non-GAAP)		62.9%	66.7%	65.8%
Cash efficiency ratio excluding notable items (non-GAAP)		62.9	61.3	60.4
Return on average total assets from continuing operations excluding notable items
Income from continuing operations attributable to Key (GAAP)		$416	$195	$324
Plus:	Notable items, after tax	—	207	51
	Income from continuing operations attributable to Key excluding notable items, after tax (non-GAAP)	$416	$402	$375

Average total assets from continuing operations (GAAP)		$134,915	$135,255	$132,741

Return on average total assets from continuing operations excluding notable items (non-GAAP)		1.25%	1.18%	1.15%

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

GAAP to Non-GAAP Reconciliations (continued)
(dollars in millions)
Three months ended
3/31/2018
Common Equity Tier 1 under the Regulatory Capital Rules (“RCR”) (estimates)
Common Equity Tier 1 under current RCR	$12,165
Adjustments from current RCR to the fully phased-in RCR:
Deferred tax assets and other intangible assets (d)	(78)
Common Equity Tier 1 anticipated under the fully phased-in RCR (e)	$12,087

Net risk-weighted assets under current RCR	$121,343
Adjustments from current RCR to the fully phased-in RCR:
Mortgage servicing assets (f)	700
Deferred tax assets	318
All other assets	(77)
Total risk-weighted assets anticipated under the fully phased-in RCR (e)	$122,284

Common Equity Tier 1 ratio under the fully phased-in RCR (e)	9.88%

(a)
For the three months ended March 31, 2018, December 31, 2017, and March 31, 2017, intangible assets exclude $23 million, $26 million, and $38 million, respectively, of period-end purchased credit card receivables.

(b)	Net of capital surplus.

(c)
For the three months ended March 31, 2018, December 31, 2017, and March 31, 2017, average intangible assets exclude $24 million, $28 million, and $40 million, respectively, of average purchased credit card receivables.

(d)
Includes the deferred tax assets subject to future taxable income for realization, primarily tax credit carryforwards, as well as intangible assets (other than goodwill and mortgage servicing assets) subject to the transition provisions of the final rule.

(e)
The anticipated amount of regulatory capital and risk-weighted assets is based upon the federal banking agencies’ Regulatory Capital Rules (as fully phased-in on January 1, 2019); Key is subject to the Regulatory Capital Rules under the “standardized approach.”

(f)	Item is included in the 10%/15% exceptions bucket calculation and is risk-weighted at 250%.
GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Consolidated Balance Sheets
(dollars in millions)

	3/31/2018	12/31/2017	3/31/2017
Assets
Loans	$88,089	$86,405	$86,125
Loans held for sale	1,667	1,107	1,384
Securities available for sale	17,888	18,139	18,431
Held-to-maturity securities	12,189	11,830	10,186
Trading account assets	769	836	921
Short-term investments	1,644	4,447	2,525
Other investments	715	726	689
Total earning assets	122,961	123,490	120,261
Allowance for loan and lease losses	(881)	(877)	(870)
Cash and due from banks	643	671	549
Premises and equipment	916	930	935
Operating lease assets	838	821	563
Goodwill	2,538	2,538	2,427
Other intangible assets	387	416	362
Corporate-owned life insurance	4,142	4,132	4,087
Accrued income and other assets	4,216	4,237	4,642
Discontinued assets	1,289	1,340	1,520
Total assets	$137,049	$137,698	$134,476

Liabilities
Deposits in domestic offices:
NOW and money market deposit accounts	$54,606	$53,627	$55,095
Savings deposits	6,321	6,296	6,306
Certificates of deposit ($100,000 or more)	7,295	6,849	5,859
Other time deposits	4,928	4,798	4,694
Total interest-bearing deposits	73,150	71,570	71,954
Noninterest-bearing deposits	31,601	33,665	32,028
Total deposits	104,751	105,235	103,982
Federal funds purchased and securities sold under repurchase agreements	616	377	442
Bank notes and other short-term borrowings	1,133	634	943
Accrued expense and other liabilities	1,854	2,094	1,807
Long-term debt	13,749	14,333	12,324
Total liabilities	122,103	122,673	119,498

Equity
Preferred stock	1,025	1,025	1,025
Common shares	1,257	1,257	1,257
Capital surplus	6,289	6,335	6,287
Retained earnings	10,624	10,335	9,584
Treasury stock, at cost	(3,260)	(3,150)	(2,623)
Accumulated other comprehensive income (loss)	(991)	(779)	(554)
Key shareholders’ equity	14,944	15,023	14,976
Noncontrolling interests	2	2	2
Total equity	14,946	15,025	14,978
Total liabilities and equity	$137,049	$137,698	$134,476

Common shares outstanding (000)	1,064,939	1,069,084	1,097,479

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Consolidated Statements of Income
(dollars in millions, except per share amounts)
	Three months ended
	3/31/2018	12/31/2017	3/31/2017
Interest income
Loans	$940	$924	$877
Loans held for sale	12	13	13
Securities available for sale	95	93	95
Held-to-maturity securities	69	61	51
Trading account assets	7	6	7
Short-term investments	8	12	3
Other investments	6	5	4
Total interest income	1,137	1,114	1,050
Interest expense
Deposits	91	82	58
Federal funds purchased and securities sold under repurchase agreements	4	—	1
Bank notes and other short-term borrowings	6	3	5
Long-term debt	92	91	68
Total interest expense	193	176	132
Net interest income	944	938	918
Provision for credit losses	61	49	63
Net interest income after provision for credit losses	883	889	855
Noninterest income
Trust and investment services income	133	131	135
Investment banking and debt placement fees	143	200	127
Service charges on deposit accounts	89	89	87
Operating lease income and other leasing gains	32	27	23
Corporate services income	62	56	54
Cards and payments income	62	77	65
Corporate-owned life insurance income	32	37	30
Consumer mortgage income	7	7	6
Mortgage servicing fees	20	17	18
Other income (a)	21	15	32
Total noninterest income	601	656	577
Noninterest expense
Personnel	594	608	556
Net occupancy	78	92	87
Computer processing	52	54	60
Business services and professional fees	41	52	46
Equipment	26	31	27
Operating lease expense	27	28	19
Marketing	25	35	21
FDIC assessment	21	20	20
Intangible asset amortization	29	26	22
OREO expense, net	2	3	2
Other expense	111	149	153
Total noninterest expense	1,006	1,098	1,013
Income (loss) from continuing operations before income taxes	478	447	419
Income taxes	62	251	94
Income (loss) from continuing operations	416	196	325
Income (loss) from discontinued operations, net of taxes	2	1	—
Net income (loss)	418	197	325
Less: Net income (loss) attributable to noncontrolling interests	—	1	1
Net income (loss) attributable to Key	$418	$196	$324

Income (loss) from continuing operations attributable to Key common shareholders	$402	$181	$296
Net income (loss) attributable to Key common shareholders	404	182	296
Per common share
Income (loss) from continuing operations attributable to Key common shareholders	$.38	$.17	$.28
Income (loss) from discontinued operations, net of taxes	—	—	—
Net income (loss) attributable to Key common shareholders (b)	.38	.17	.28
Per common share — assuming dilution
Income (loss) from continuing operations attributable to Key common shareholders	$.38	$.17	$.27
Income (loss) from discontinued operations, net of taxes	—	—	—
Net income (loss) attributable to Key common shareholders (b)	.38	.17	.27

Cash dividends declared per common share	$.105	$.105	$.085

Weighted-average common shares outstanding (000)	1,056,037	1,062,348	1,068,609
Effect of common share options and other stock awards	15,749	16,982	17,931
Weighted-average common shares and potential common shares outstanding (000) (c)	1,071,786	1,079,330	1,086,540

(a)
For the three months ended March 31, 2018, and December 31, 2017, net securities gains (losses) totaled less than $1 million. For the three months ended March 31, 2017, net securities gains totaled $1 million. For the three months ended March 31, 2018, December 31, 2017, and March 31, 2017, Key did not have any impairment losses related to securities.

(b)	Earnings per share may not foot due to rounding.

(c)	Assumes conversion of common share options and other stock awards, as applicable.

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Consolidated Average Balance Sheets, and Net Interest Income and Yields/Rates From Continuing Operations
(dollars in millions)

	First Quarter 2018			Fourth Quarter 2017			First Quarter 2017
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest (a)	Rate (a)	Balance	Interest (a)	Rate (a)	Balance	Interest (a)	Rate (a)
Assets
Loans: (b), (c)
Commercial and industrial (d)	$42,733	$434	4.11%	$41,289	$417	4.01%	$40,002	$373	3.77%
Real estate — commercial mortgage	14,085	165	4.76	14,386	167	4.60	15,187	164	4.39
Real estate — construction	1,957	22	4.64	1,967	23	4.55	2,353	26	4.54
Commercial lease financing	4,663	41	3.53	4,687	45	3.86	4,635	44	3.76
Total commercial loans	63,438	662	4.23	62,329	652	4.15	62,177	607	3.95
Real estate — residential mortgage	5,479	54	3.95	5,474	54	3.95	5,520	54	3.94
Home equity loans	11,877	134	4.56	12,128	134	4.39	12,611	131	4.22
Consumer direct loans	1,766	33	7.53	1,782	32	7.15	1,762	30	6.97
Credit cards	1,080	30	11.32	1,061	30	11.14	1,067	29	11.06
Consumer indirect loans	3,287	35	4.29	3,232	36	4.42	2,996	37	4.91
Total consumer loans	23,489	286	4.91	23,677	286	4.80	23,956	281	4.75
Total loans	86,927	948	4.41	86,006	938	4.33	86,133	888	4.17
Loans held for sale	1,187	12	4.10	1,420	13	3.81	1,188	13	4.28
Securities available for sale (b), (e)	17,889	95	2.06	18,447	93	1.97	19,181	95	1.95
Held-to-maturity securities (b)	12,041	69	2.30	11,121	61	2.20	9,988	51	2.04
Trading account assets	907	7	2.99	898	6	2.72	968	7	2.75
Short-term investments	2,048	8	1.51	3,684	12	1.29	1,610	3.79
Other investments (e)	723	6	2.96	725	5	2.80	709	4	2.26
Total earning assets	121,722	1,145	3.78	122,301	1,128	3.66	119,777	1,061	3.57
Allowance for loan and lease losses	(875)			(871)			(855)
Accrued income and other assets	14,068			13,825			13,819
Discontinued assets	1,304			1,358			1,540
Total assets	$136,219			$136,613			$134,281
Liabilities
NOW and money market deposit accounts	$53,503	46.34		$53,601	40.29		$54,295	32.24
Savings deposits	6,232	5.29		6,372	3.24		6,351	1.10
Certificates of deposit ($100,000 or more)	6,972	27	1.58	6,776	26	1.50	5,627	16	1.16
Other time deposits	4,865	13	1.12	4,771	13	1.05	4,706	9.76
Total interest-bearing deposits	71,572	91.51		71,520	82.45		70,979	58.33
Federal funds purchased and securities sold under repurchase agreements	1,421	4	1.11	360	—	.08	795	1.32
Bank notes and other short-term borrowings	1,342	6	1.87	693	3	1.72	1,802	5	1.06
Long-term debt (f), (g)	12,465	92	2.95	13,140	91	2.76	10,833	68	2.54
Total interest-bearing liabilities	86,800	193.90		85,713	176.81		84,409	132.63
Noninterest-bearing deposits	30,984			32,278			31,099
Accrued expense and other liabilities	2,241			1,994			2,048
Discontinued liabilities (g)	1,304			1,359			1,540
Total liabilities	121,329			121,344			119,096
Equity
Key shareholders’ equity	14,889			15,268			15,184
Noncontrolling interests	1			1			1
Total equity	14,890			15,269			15,185
Total liabilities and equity	$136,219			$136,613			$134,281
Interest rate spread (TE)			2.88%			2.85%			2.94%
Net interest income (TE) and net interest margin (TE)		952	3.15%		952	3.09%		929	3.13%
TE adjustment (b)		8			14			11
Net interest income, GAAP basis		$944			$938			$918

(a)	Results are from continuing operations. Interest excludes the interest associated with the liabilities referred to in (g) below, calculated using a matched funds transfer pricing methodology.

(b)	Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate in effect for that period.

(c)	For purposes of these computations, nonaccrual loans are included in average loan balances.

(d)
Commercial and industrial average balances include $120 million, $119 million, and $114 million of assets from commercial credit cards for the three months ended March 31, 2018, December 31, 2017, and March 31, 2017, respectively.

(e)	Yield is calculated on the basis of amortized cost.

(f)	Rate calculation excludes basis adjustments related to fair value hedges.

(g)
A portion of long-term debt and the related interest expense is allocated to discontinued liabilities as a result of applying Key’s matched funds transfer pricing methodology to discontinued operations.

TE = Taxable Equivalent, GAAP = U.S. generally accepted accounting principles

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Noninterest Expense
(dollars in millions)

	Three months ended
	3/31/2018	12/31/2017	3/31/2017
Personnel (a)	$594	$608	$556
Net occupancy	78	92	87
Computer processing	52	54	60
Business services and professional fees	41	52	46
Equipment	26	31	27
Operating lease expense	27	28	19
Marketing	25	35	21
FDIC assessment	21	20	20
Intangible asset amortization	29	26	22
OREO expense, net	2	3	2
Other expense	111	149	153
Total noninterest expense	$1,006	$1,098	$1,013
Notable items (b)	—	85	81
Total noninterest expense excluding notable items	$1,006	$1,013	$932
Average full-time equivalent employees (c)	18,540	18,379	18,386

(a)	Additional detail provided in Personnel Expense table below.

(b)
Notable items for the fourth quarter of 2017 includes $56 million of merger-related charges and $29 million of estimated impacts of tax reform and related actions. Notable items for the first quarter of 2017 includes $81 million of merger-related charges. See the table entitled “GAAP to Non-GAAP Reconciliations” in the attached financial supplement which presents the computations of certain financial measures related to “notable items.”

(c)	The number of average full-time equivalent employees has not been adjusted for discontinued operations.

Personnel Expense
(in millions)

	Three months ended
	3/31/2018	12/31/2017	3/31/2017
Salaries and contract labor	$339	$346	$324
Incentive and stock-based compensation	145	168	127
Employee benefits	105	90	96
Severance	5	4	9
Total personnel expense	$594	$608	$556
Notable items (a)	—	42	30
Total personnel expense excluding notable items	$594	$566	$526

(a)
Notable items for the fourth quarter of 2017 includes $26 million of merger-related charges and $16 million of estimated impacts of tax reform related actions. Notable items for the first quarter of 2017 includes $30 million of merger-related charges.

Merger-Related Charges
(in millions)

	Three months ended
	3/31/2018	12/31/2017	3/31/2017
Personnel	—	$26	$30
Net occupancy	—	12	5
Business services and professional fees	—	3	5
Computer processing	—	1	5
Marketing	—	5	6
Other nonpersonnel expense	—	9	30
Total merger-related charges	—	$56	$81

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Loan Composition
(dollars in millions)

				Percent change 3/31/2018 vs.
	3/31/2018	12/31/2017	3/31/2017	12/31/2017	3/31/2017
Commercial and industrial (a)	$44,313	$41,859	$40,112	5.9%	10.5%
Commercial real estate:
Commercial mortgage	13,997	14,088	15,260	(.6)	(8.3)
Construction	1,871	1,960	2,270	(4.5)	(17.6)
Total commercial real estate loans	15,868	16,048	17,530	(1.1)	(9.5)
Commercial lease financing (b)	4,598	4,826	4,665	(4.7)	(1.4)
Total commercial loans	64,779	62,733	62,307	3.3	4.0
Residential — prime loans:
Real estate — residential mortgage	5,473	5,483	5,507	(.2)	(.6)
Home equity loans	11,720	12,028	12,541	(2.6)	(6.5)
Total residential — prime loans	17,193	17,511	18,048	(1.8)	(4.7)
Consumer direct loans	1,758	1,794	1,735	(2.0)	1.3
Credit cards	1,068	1,106	1,037	(3.4)	3.0
Consumer indirect loans	3,291	3,261	2,998.9		9.8
Total consumer loans	23,310	23,672	23,818	(1.5)	(2.1)
Total loans (c)	$88,089	$86,405	$86,125	1.9%	2.3%

(a)	Loan balances include $121 million, $119 million, and $114 million of commercial credit card balances at March 31, 2018, December 31, 2017, and March 31, 2017, respectively.

(b)
Commercial lease financing includes receivables held as collateral for a secured borrowing of $16 million, $24 million, and $55 million at March 31, 2018, December 31, 2017, and March 31, 2017, respectively. Principal reductions are based on the cash payments received from these related receivables.

(c)
Total loans exclude loans of $1.3 billion at March 31, 2018, $1.3 billion at December 31, 2017, and $1.5 billion at March 31, 2017, related to the discontinued operations of the education lending business.

Loans Held for Sale Composition
(dollars in millions)

				Percent change 3/31/2018 vs.
	3/31/2018	12/31/2017	3/31/2017	12/31/2017	3/31/2017
Commercial and industrial	$194	$139	$171	39.6%	13.5%
Real estate — commercial mortgage	1,426	897	1,150	59.0	24.0
Commercial lease financing	—	—	1	N/M	N/M
Real estate — residential mortgage	47	71	62	(33.8)	(24.2)
Total loans held for sale (a)	$1,667	$1,107	$1,384	50.6%	20.4%

(a)
Total loans held for sale include Real estate — residential mortgage loans held for sale at fair value of $47 million at March 31, 2018, $71 million at December 31, 2017, and $62 million at March 31, 2017.

N/M = Not Meaningful

Summary of Changes in Loans Held for Sale
(in millions)

	1Q18	4Q17	3Q17	2Q17	1Q17
Balance at beginning of period	$1,107	$1,341	$1,743	$1,384	$1,104
New originations	3,280	3,566	2,855	2,876	2,563
Transfers from (to) held to maturity, net	(14)	(10)	(63)	(7)	17
Loan sales	(2,705)	(3,783)	(3,191)	(2,507)	(2,299)
Loan draws (payments), net	(1)	(7)	(3)	(3)	(1)
Balance at end of period (a)	$1,667	$1,107	$1,341	$1,743	$1,384

(a)
Total loans held for sale include Real estate — residential mortgage loans held for sale at fair value of $47 million at March 31, 2018, $71 million at December 31, 2017, $60 million at September 30, 2017, $63 million at June 30, 2017, and $62 million at March 31, 2017.

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Summary of Loan and Lease Loss Experience From Continuing Operations
(dollars in millions)

	Three months ended
	3/31/2018	12/31/2017	3/31/2017
Average loans outstanding	$86,927	$86,006	$86,133
Allowance for loan and lease losses at beginning of period	$877	$880	$858
Loans charged off:
Commercial and industrial	37	32	32

Real estate — commercial mortgage	1	2	—
Real estate — construction	—	—	—
Total commercial real estate loans	1	2	—
Commercial lease financing	1	5	7
Total commercial loans	39	39	39
Real estate — residential mortgage	1	1	(2)
Home equity loans	4	7	8
Consumer direct loans	8	8	10
Credit cards	12	10	11
Consumer indirect loans	8	7	11
Total consumer loans	33	33	38
Total loans charged off	72	72	77
Recoveries:
Commercial and industrial	6	8	5

Real estate — commercial mortgage	—	1	—
Real estate — construction	1	—	1
Total commercial real estate loans	1	1	1
Commercial lease financing	1	1	2
Total commercial loans	8	10	8
Real estate — residential mortgage	—	—	2
Home equity loans	3	3	3
Consumer direct loans	2	2	1
Credit cards	1	1	1
Consumer indirect loans	4	4	4
Total consumer loans	10	10	11
Total recoveries	18	20	19
Net loan charge-offs	(54)	(52)	(58)
Provision (credit) for loan and lease losses	58	49	70
Foreign currency translation adjustment	—	—	—
Allowance for loan and lease losses at end of period	$881	$877	$870

Liability for credit losses on lending-related commitments at beginning of period	$57	$57	$55
Provision (credit) for losses on lending-related commitments	3	—	(7)
Liability for credit losses on lending-related commitments at end of period (a)	$60	$57	$48

Total allowance for credit losses at end of period	$941	$934	$918

Net loan charge-offs to average total loans	.25%	.24%	.27%
Allowance for loan and lease losses to period-end loans	1.00	1.01	1.01
Allowance for credit losses to period-end loans	1.07	1.08	1.07
Allowance for loan and lease losses to nonperforming loans	162.8	174.4	151.8
Allowance for credit losses to nonperforming loans	173.9	185.7	160.2

Discontinued operations — education lending business:
Loans charged off	$4	$6	$6
Recoveries	2	2	2
Net loan charge-offs	$(2)	$(4)	$(4)

(a)	Included in "Accrued expense and other liabilities" on the balance sheet.

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Asset Quality Statistics From Continuing Operations
(dollars in millions)
	1Q18	4Q17	3Q17	2Q17	1Q17
Net loan charge-offs	$54	$52	$32	$66	$58
Net loan charge-offs to average total loans	.25%	.24%	.15%	.31%	.27%
Allowance for loan and lease losses	$881	$877	$880	$870	$870
Allowance for credit losses (a)	941	934	937	918	918
Allowance for loan and lease losses to period-end loans	1.00%	1.01%	1.02%	1.01%	1.01%
Allowance for credit losses to period-end loans	1.07	1.08	1.08	1.06	1.07
Allowance for loan and lease losses to nonperforming loans (b)	162.8	174.4	170.2	171.6	151.8
Allowance for credit losses to nonperforming loans (b)	173.9	185.7	181.2	181.1	160.2
Nonperforming loans at period end (b)	$541	$503	$517	$507	$573
Nonperforming assets at period end (b)	569	534	556	556	623
Nonperforming loans to period-end portfolio loans (b)	.61%	.58%	.60%	.59%	.67%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets (b)	.65	.62	.64	.64	.72

(a)	Includes the allowance for loan and lease losses plus the liability for credit losses on lending-related unfunded commitments.

(b)
Nonperforming loan balances exclude $690 million, $738 million, $783 million, $835 million, and $812 million of purchased credit impaired loans at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017, respectively.

Summary of Nonperforming Assets and Past Due Loans From Continuing Operations
(dollars in millions)
	3/31/2018	12/31/2017	9/30/2017	6/30/2017	3/31/2017
Commercial and industrial	$189	$153	$169	$178	$258

Real estate — commercial mortgage	33	30	30	34	32
Real estate — construction	2	2	2	4	2
Total commercial real estate loans	35	32	32	38	34
Commercial lease financing	5	6	11	11	5
Total commercial loans	229	191	212	227	297
Real estate — residential mortgage	59	58	57	58	54
Home equity loans	229	229	227	208	207
Consumer direct loans	4	4	3	2	3
Credit cards	2	2	2	2	3
Consumer indirect loans	18	19	16	10	9
Total consumer loans	312	312	305	280	276
Total nonperforming loans (a)	541	503	517	507	573
OREO	28	31	39	48	49
Other nonperforming assets	—	—	—	1	1
Total nonperforming assets (a)	$569	$534	$556	$556	$623
Accruing loans past due 90 days or more	$82	$89	$86	$85	$79
Accruing loans past due 30 through 89 days	305	359	329	340	312
Restructured loans — accruing and nonaccruing (b)	317	317	315	333	302
Restructured loans included in nonperforming loans (b)	179	189	187	193	161
Nonperforming assets from discontinued operations — education lending business	6	7	8	5	4
Nonperforming loans to period-end portfolio loans (a)	.61%	.58%	.60%	.59%	.67%
Nonperforming assets to period-end portfolio loans plus OREO and other nonperforming assets (a)	.65	.62	.64	.64	.72

(a)
Nonperforming loan balances exclude $690 million, $738 million, $783 million, $835 million, and $812 million of purchased credit impaired loans at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017, respectively.

(b)
Restructured loans (i.e., troubled debt restructuring) are those for which Key, for reasons related to a borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. These concessions are made to improve the collectability of the loan and generally take the form of a reduction of the interest rate, extension of the maturity date or reduction in the principal balance.

Summary of Changes in Nonperforming Loans From Continuing Operations
(in millions)
	1Q18	4Q17	3Q17	2Q17	1Q17
Balance at beginning of period	$503	$517	$507	$573	$625
Loans placed on nonaccrual status	182	137	181	143	218
Charge-offs	(70)	(67)	(71)	(82)	(77)
Loans sold	—	—	(1)	—	(8)
Payments	(29)	(52)	(32)	(84)	(59)
Transfers to OREO	(4)	(8)	(10)	(8)	(11)
Loans returned to accrual status	(41)	(24)	(57)	(35)	(115)
Balance at end of period (a)	$541	$503	$517	$507	$573

(a)
Nonperforming loan balances exclude $690 million, $738 million, $783 million, $835 million, and $812 million of purchased credit impaired loans at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017, respectively.

KeyCorp Reports First Quarter 2018 Profit
April 19, 2018

Line of Business Results
(dollars in millions)

						Percent change 1Q18 vs.
	1Q18	4Q17	3Q17	2Q17	1Q17	4Q17	1Q17
Key Community Bank
Summary of operations
Total revenue (TE)	$973	$972	$961	$1,012	$905.1%		7.5%
Provision for credit losses	48	57	59	47	46	(15.8)	4.3
Noninterest expense	668	677	641	654	625	(1.3)	6.9
Net income (loss) attributable to Key	196	151	164	195	147	29.8	33.3
Average loans and leases	47,680	47,405	47,611	47,477	47,085.6		1.3
Average deposits	79,945	80,352	79,563	79,601	79,148	(.5)	1.0
Net loan charge-offs	42	35	41	47	43	20.0	(2.3)
Net loan charge-offs to average total loans	.36%	.29%	.34%	.40%	.37%	N/A	N/A
Nonperforming assets at period end	$425	$405	$427	$406	$395	4.9	7.6
Return on average allocated equity	16.48%	12.35%	13.44%	16.30%	12.56%	N/A	N/A
Average full-time equivalent employees	10,988	10,957	11,032	10,899	10,804.3		1.7

Key Corporate Bank
Summary of operations
Total revenue (TE)	$559	$605	$561	$597	$578	(7.6)%	(3.3)%
Provision for credit losses	14	(6)	(11)	19	18	N/M	(22.2)
Noninterest expense	314	354	304	297	304	(11.3)	3.3
Net income (loss) attributable to Key	207	222	189	224	180	(6.8)	15.0
Average loans and leases	38,260	37,460	38,024	37,704	37,688	2.1	1.5
Average loans held for sale	1,118	1,345	1,521	1,000	1,097	(16.9)	1.9
Average deposits	20,815	21,558	21,559	21,145	21,002	(3.4)	(.9)
Net loan charge-offs	11	16	(9)	19	14	(31.3)	(21.4)
Net loan charge-offs to average total loans	.12%	.17%	(.09)%	.20%	.15%	N/A	N/A
Nonperforming assets at period end	$127	$109	$106	$119	$197	16.5	(35.5)
Return on average allocated equity	29.46%	31.33%	26.90%	31.66%	24.94%	N/A	N/A
Average full-time equivalent employees	2,543	2,418	2,460	2,364	2,384	5.2	6.7
TE = Taxable Equivalent, N/A = Not Applicable, N/M = Not Meaningful